EXHIBIT 4.1
NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION REQUIREMENTS THEREOF OR EXEMPTION THEREFROM.

REMARK HOLDINGS, INC.

SECURED CONVERTIBLE DEBENTURE

Issuance Date: August [●], 2024	Principal Amount: $[_______________]

FOR VALUE RECEIVED, REMARK HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Issuer”), hereby promises to pay to [Holder], having its address at [____________] (the “Holder”), the initial principal sum of $[________________ (subject to adjustment as provided herein, the “Principal Amount”) and any accrued and unpaid interest and other fees payable under this Secured Convertible Debenture (this “Debenture”) on May 15, 2025 (the “Maturity Date”), unless earlier accelerated or converted to Conversion Shares, in each case, subject to the terms of this Debenture. The Issuer has the option to redeem this Debenture prior to the Maturity Date pursuant to Section 2(b). The Holder has the option to cause any outstanding principal and accrued interest, if any, on this Debenture to be converted into Common Stock of the Issuer, par value $0.001 per share (the “Common Stock”), at any time. The Issuer shall pay interest on the unpaid Principal Amount hereof at the rate of twenty and one half percent (20.5%) per annum from the Issuance Date until the same becomes due and payable in kind via Conversion Shares (as defined below), whether at maturity or upon acceleration or by prepayment or otherwise, as further provided herein.

1.Issuance.
(a)This Debenture is being issued pursuant to that certain Exchange Agreement dated as of August [●], 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Exchange Agreement”), between the Issuer and Mudrick Capital Management, L.P., on behalf of itself, the Holder and certain other holders of previously issued notes, in exchange for that uncertificated note registered in the name of the Holder in the principal amount of $[●] issued by the Issuer pursuant to that certain Note Purchase Agreement dated as of March 14, 2023 between the Issuer, the Guarantors (as defined therein) party thereto and TMI Trust Company (now known as Argent Institutional Trust Company), as Note Agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Exchange Agreement. This Debenture is also subject to the provisions of the Exchange Agreement, is secured and guaranteed in accordance with the terms of that certain Guaranty and Security Agreement dated as of August [●], 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”),
168365.00101/135787911v.6

by and among the Issuer, the affiliates of the Issuer party hereto as Guarantors, the Holder and other holders of secured convertible debentures issued by the Issuer, and Argent Institutional Trust Company, as collateral agent for the benefit of the Holder and such other holders (in such capacity, the “Collateral Agent”), and further is subject to the following additional provisions:
(b)This Debenture has been issued subject to investment representations of the Holder and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and other applicable state and foreign securities laws. The Holder may transfer or assign this Debenture (or any part thereof) without the prior consent of the Issuer, and the Issuer shall cooperate with any such transfer. In the event of any proposed transfer of this Debenture, the Issuer may require, prior to issuance of a new Secured Convertible Debenture in the name of such other Person, that it receive reasonable transfer documentation including legal opinions that the issuance of such new Secured Convertible Debenture in such other name does not and will not cause a violation of the Securities Act or any applicable state or foreign securities laws or is exempt from the registration requirements of the Securities Act. Prior to due presentment for transfer of this Debenture to which the Issuer has consented, the Issuer and any agent of the Issuer may treat the Person in whose name this Debenture is duly registered on the Issuer's books and records of outstanding debt securities and obligations (the “Debenture Register”) as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Issuer nor any such agent shall be affected by notice to the contrary.
2.Conversion at Holder’s Option.
(a)At any time or from time to time on or after the Issuance Date, the Holder is entitled to convert the Conversion Amount (as defined below) into shares of Common Stock (the “Conversion Shares”), at a conversion price for each share of Common Stock (the “Conversion Price”) equal to the closing price of the Issuer’s common stock on the trading day immediately preceding the Conversion Date (defined below), provided, however that at no time shall the Conversion Price be less than the floor price of $0.10, subject to equitable adjustments resulting from any stock splits, stock dividends, recapitalizations or similar events. The Holder’s ability to convert the Conversion Amount (as defined below) into Conversion Shares shall be subject to the availability of authorized shares of Common Stock which can be reserved for the purpose of such conversion. For purposes of this Debenture, the “Conversion Amount” shall mean the sum of (A) all or any portion of the outstanding Principal Amount of this Debenture upon exercise of its right of conversion plus (B) any accrued and unpaid on such Principal Amount. Conversion shall be effectuated by delivering by facsimile, email or certified mail, return receipt requested, to the Issuer and the transfer agent and registrar for the Common Stock (the “Transfer Agent”) of the completed form of conversion notice attached hereto as Annex A (the “Notice of Conversion”), executed by the Holder this Debenture evidencing the Holder's intention to convert this Debenture or a specified portion hereof. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given (the “Conversion Date”) shall be deemed to be the date on which the Issuer and the Transfer Agent receives the Notice of Conversion (such receipt being evidenced by electronic confirmation of delivery by facsimile or email or confirmation of delivery, as applicable); provided, that any notice received after 5pm (ET) shall be deemed to be received on the next business day. Delivery of a Notice of Conversion to the Transfer Agent shall be given by the Holder to the facsimile number, email or address, as applicable, provided to the Holder by the Issuer (or such other contact facsimile number, email or address as may be designated by the Transfer Agent to the Holder). Delivery of a Notice of Conversion to the Issuer shall be given by the Holder pursuant to the notice provisions set forth in Section 7(e) of the Exchange Agreement. The Conversion Shares must be delivered to the Holder within two (2) business days from the date of receipt by the Issuer and the Transfer Agent of the Notice of Conversion (the “Deadline”). Conversion shares shall be delivered by DWAC so long as the Common Stock is eligible for clearing through the Depository Trust Company (“DTC”) via the DTC’s Deposit Withdrawal Agent Commission or “DWAC” system and active and in good standing for DWAC issuance by the Transfer Agent, unless the Holder expressly requests delivery in certificated form or the Conversion Shares are in the form of restricted stock and are required to bear a restrictive legend. Conversion Shares shall be deemed delivered (i) if delivered by DWAC, upon deposit into the Holder’s brokerage account, or (ii) if delivered in certificated form, upon the Holder’s actual receipt of the Conversion Shares in certificated form at the address specified by the Holder in the Notice of Conversion, as confirmed by written receipt. All expenses incurred by the Holder for the issuance and clearing of the Common Stock into which this Debenture is convertible shall immediately and automatically be added to the balance of this Debenture at such time as the expenses are incurred by Holder. In addition to the foregoing, if on or prior to the Deadline the Issuer shall fail to deliver such Conversion Shares as provided herein and, if after the Deadline, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Issuer, then the Issuer shall, within two (2) trading days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable and customary out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Issuer’s obligation to deliver such Conversion Shares as provided herein shall terminate, or (ii) promptly honor its obligation to deliver to the Holder such Conversion Shares as provided herein and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing sales price of the Common Stock on the date of exercise. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer’s failure to timely deliver the Conversion Shares to which the Holder is entitled upon the conversion of this Debenture as required pursuant to the terms hereof.
(b)If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of the Holder, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by the Holder to the par value price. Notwithstanding the foregoing, unless the Holder delivers to the Issuer written notice at least sixty-one (61) days prior to the effective date of such notice that the provisions of this paragraph (the “Limitation on Ownership”) shall be adjusted to 9.99% with respect to the Holder, in no event shall a holder of Debenture have the right to convert Debenture into, nor shall the Issuer issue to such Holder, shares of Common Stock to the extent that such conversion would result in the Holder and its affiliates together beneficially owning more than 9.99% of the then issued and outstanding shares of Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13D-G under the Exchange Act. In addition, in no event shall a holder nor any affiliate thereof have the right to sell, dispose or otherwise transfer, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) on any trading day any shares of Common Stock of the Issuer in an amount representing more than ten percent (10.0%) of the trading volume of the Common Stock (which cumulative trading volume shall include pre-market, market and post-market trading volume for such date) on such trading day.
3.Redemption at the Issuer’s Option.
(a)So long as no Event of Default (as defined in Section 4(a)) shall have occurred and be continuing (whether or not such Event of Default has been declared by the Holder), the Issuer may at its option call for redemption all or part of this Debenture, with the exception of any portion thereof which is the subject of a previously-delivered Notice of Conversion, as follows:
(i)The portion of this Debenture called for redemption shall be redeemable by the Issuer, upon not more than two (2) calendar days written notice, for an amount (the “Redemption Price”) equal to One Hundred percent (100%) of the sum of the Principal Amount so redeemed plus accrued interest, if any. The date upon which this Debenture is redeemed and paid shall be referred to as the “Redemption Date” (and, in the case of multiple redemptions of less than the entire outstanding Principal Amount, each such date shall be a Redemption Date with respect to the corresponding redemption).
(ii)On the Redemption Date and upon presentment for redemption, the Issuer shall pay to the Holder the Redemption Price. In the case of a partial redemption, the Issuer shall also issue a new Secured Convertible Debenture to the Holder for the Principal Amount remaining outstanding after the Redemption Date.
(iii)To effect a redemption, the Issuer shall provide a written notice to the Holder(s) not more than two (2) calendar days prior to the Redemption Date (the “Redemption Notice”), setting forth the following:

1.	the Redemption Date;

2.	the Redemption Price;

3.	the aggregate Principal Amount of this Debenture being called for redemption; and

4.	in the case of a partial redemption, a statement advising the Holder that after the Redemption Date a substitute Debenture will be issued by the Issuer after deduction the portion thereof called for redemption, at no cost to the Holder, if the Holder so requests.

(b)Notwithstanding the foregoing, in the event the Issuer issues a Redemption Notice but fails to fund the redemption on the Redemption Date, then such Redemption Notice shall be null and void, and (i) the Holder(s) shall be entitled to convert this Debenture previously the subject of the Redemption Notice, and (ii) the Issuer may not redeem such Debenture for at least thirty (30) days following the intended Redemption Date that was voided, and the Issuer shall be required to pay to the Holder(s) the Redemption Price simultaneously with the issuance of a Redemption Notice in connection with any subsequent redemption pursued by the Issuer.
4.Default; Acceleration.
(a)At the option of the Holder, this Debenture and the indebtedness evidenced hereby shall become due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default or other indulgence, upon the occurrence any of the following (each, an “Event of Default”):
(i)the Issuer fails to pay the outstanding principal amount of this Debenture, and all accrued and unpaid interest thereon, at the Maturity Date, upon acceleration, or otherwise, unless such amounts are converted to Common Stock;
(ii)any breach or failure to perform any of the other terms of this Debenture, the Exchange Agreement or the Security Agreement after the earlier of (1) knowledge thereof by the Issuer or (2) notice thereof to the Issuer and such breach or failure continues unremedied for five (5) days; provided that such five (5) day cure period shall not apply with respect to the other clauses of this Section 4, the provisions of Section 10 of the Security Agreement, or with respect to any breach having and adverse impact in the sole discretion of the Holder on the ShareCare Shares, Remark SPV or the pledge of the equity interests of Holdco SPV;
(iii)any representation, warranty or other statement made or deemed made by or on behalf of the Issuer pursuant to or in connection with the Exchange Agreement or any Grantor pursuant to or in connection with the Security Agreement shall be incorrect in any material respect as of the date made or deemed made (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “material adverse effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification);
(iv)any act by, against, or relating to any Grantor, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other Person, pursuant to court action or otherwise, over all, or any part of such Grantor’s property;
(v)any assignment for the benefit of the creditors of any Grantor, or the occurrence of any other involuntary liquidation of any Grantor; the failure by any Grantor to generally pay the debts of such Grantor as they mature; adjudication of bankruptcy or insolvency relative to such Grantor; filing by any Grantor under, or the entry of an order for relief or similar order with respect to any Grantor in any proceeding pursuant to, Title 11 of the United States Code entitled “bankruptcy” (the “Bankruptcy Code”) or any other federal bankruptcy law;
(vi)the default of any Grantor for failure to pay amounts due and payable under any indebtedness of such Grantor in an amount in excess of $100,000, whether individually or in the aggregate (subject to any applicable cure periods, forbearance or forgiveness), if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders of any such indebtedness, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity or, if such indebtedness is a guaranty, to call upon such guaranty in advance of nonpayment of the guaranteed indebtedness;
(vii)a final judgment or judgments shall be entered against any Grantor in an aggregate amount in excess of $100,000, whether individually or in the aggregate (net of insurance proceeds, if any), and such judgment or judgments shall remain unstayed, unvacated, undischarged or unsatisfied for thirty (30) calendar days;
(viii)the Collateral Trustee shall for any reason cease to hold a valid and enforceable, perfected, first priority Lien on the Collateral, subject only to Permitted Liens;
(ix)the termination of existence, dissolution, or liquidation of any Grantor or the ceasing to carry on actively any substantial part of such Grantor’s current business;
(x)the occurrence of any of the following: (1) a sale of all or substantially all of a Grantor’s assets other than to another Grantor, (2) a merger, consolidation or business combination transaction of the Issuer with or into another corporation, limited liability company or other entity, in each case pursuant to which stockholders of the Issuer prior to such merger, consolidation or business combination transaction own less than fifty percent (50%) of the voting interests in the surviving or resulting entity, (3) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act

of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more of Issuer’s then outstanding voting securities, (4) individuals who on the date of this Debenture constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of at least a majority of the directors of the Issuer then still in office who were either directors on the date of this Debenture, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer or (5) Kai-Shing Tao shall cease to be involved in the day to day operations and management of the business of the Grantors;
(xi)the Issuer or any Guarantor (as defined in the Security Agreement), transfers or causes or permits to be transferred to RAAD Productions, LLC or RAAD Promotions, LLC any assets;
(xii)the Issuer fails, or fails to cause its Transfer Agent, to issue shares of Common Stock to the Holder upon exercise by the Holder of the conversion rights in accordance with the terms of this Debenture, or fails to remove any restrictive legend on such shares as and when such legend removal is otherwise lawful; or
(xiii)if, at any time after the date of this Debenture, the Holder is unable to (1) obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to the Holder, the Holder’s brokerage firm (and respective clearing firm), and the Issuer’s transfer agent in order to facilitate the Holder’s conversion of any portion of this Debenture into free trading shares of the Common Stock pursuant to Rule 144, and/or (2) thereupon deposit such shares into the Holder’s brokerage account; provided that the Holder provides standard documentation required for such opinion letter and applicable laws would allow for a legend removal on such shares.
The failure of the Holder to exercise any right or option after the occurrence of an Event of Default shall not constitute a waiver of the right to exercise the same at any other time. Notwithstanding the foregoing, if an Event of Default specified in Section 4(a)(iv) or 4(a)(v), then the outstanding principal amount outstanding under this Debenture, together with all accrued and unpaid interest in respect thereof and all other indebtedness or obligations owing to the Holder hereunder and Milbank LLP on account of the Milbank Fees shall immediately become due and payable, in each case without the giving of any notice or other action by the Holder or Milbank LLP, which notice or other action is expressly waived by the Issuer.
(b)Upon the occurrence and during the continuance of an Event of Default, the rate of interest otherwise applicable hereunder will be increased by two percent (2% or 200 basis points) (the “Default Rate”) for so long as the Event of Default remains uncured.
(c)Upon the occurrence and continuation of any Event of Default, the Collateral Agent shall have the rights and remedies set forth in the Security Agreement.

5.Miscellaneous.
(a)No provision of this Debenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional to convert this Debenture into Common Stock, at the time, place, and rate herein prescribed. This Debenture is a direct obligation of the Issuer.
(b)If, at any time after the Issuance Date, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Issuer shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Issuer or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Issuer, then the Holder of this Debenture shall thereafter have the right to convert this Debenture within ten days of such event and receive upon conversion of this Debenture, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Debenture been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Debenture to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of this Debenture) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Issuer shall not effectuate any transaction described in this Section 5(b) unless (i) it first gives at least fifteen (15) days prior written notice of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Debenture), (ii) the resulting successor or acquiring entity (if not the Issuer) assumes by written instrument all of the obligations of this Debenture, and (iii) the Holder provides written consent to the Issuer with respect to the consummation of the transaction described in this Section 5(b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.
(c)If, at any time while any portion of this Debenture remains outstanding, the Issuer effectuates a forward stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock or otherwise recapitalizes its Common Stock, the Conversion Price shall be equitably adjusted to reflect such action.
(d)All payments contemplated hereby to be made “in cash” shall be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder to an account designated by the Holder to the Issuer and if the Holder has not designated any such accounts at the address last appearing on this Debenture Register of the Issuer as designated in writing by the Holder from time to time; except that the

Holder may designate, by notice to the Issuer, a different delivery address for any one or more specific payments or deliveries.
(e)The Holder, by acceptance hereof, agrees that this Debenture is being acquired for investment and that the Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon conversion thereof except in compliance with the terms of this Debenture and the Exchange Agreement and under circumstances which will not result in a violation of the Securities Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.
(f)This Debenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the exclusive jurisdiction and venue of the state courts located in the County of New York and/or federal courts located in the Southern District of New York in connection with any dispute arising under this Agreement, and each waives any objection based on forum non conveniens. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with New York law. Each of the parties hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in the County of New York, and each waives any objection based on forum non conveniens. To the extent determined by such court, the Issuer shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Debenture or the Exchange Agreement.
(g)Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Issuer, unless and to the extent converted in accordance with the terms hereof.
(h)This Debenture may be amended only by the written consent of the parties hereto. Notwithstanding the foregoing, the Principal Amount of this Debenture shall automatically be reduced by any and all Conversion Amounts (to the extent that the same relate to principal hereof). In the absence of manifest error, the outstanding Principal Amount of this Debenture on the Holder’s book and records shall be the correct amount.
(i)In the event of any inconsistency between the provisions of this Debenture and any provisions of the Exchange Agreement or the Security Agency Agreement (collectively, the “Transaction Documents”), the provisions of this Debenture shall prevail.
(j)The Issuer specifically acknowledges and agrees that in the event of a breach or threatened breach by the Issuer of any provision hereof or of any other Transaction Document, the Holder will be irreparably damaged, and that damages at law would be an inadequate remedy if this Debenture or such other Transaction Document were not specifically enforced. Therefore, in the event of a breach or threatened breach by the Issuer, the Holder shall be entitled, in addition to all other rights and remedies, to an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for a specific performance of the provisions of this Debenture and the other Transaction Documents.

(k)No waivers or consents in regard to any provision of this Debenture may be given other than by an instrument in writing signed by the Holder.
(l)Notwithstanding any provision in this Debenture or the related transaction documents to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Debenture or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Debenture, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder, with the same force and effect as though the Issuer had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Issuer, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Issuer does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Debenture greater than the highest non-usurious rate of interest which may be charged under applicable law.
[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Debenture to be duly executed by an officer thereunto duly authorized as of the date of issuance set forth above.

REMARK HOLDINGS, INC.

By: ______________________
Kai-Shing Tao
Chief Executive Officer

The foregoing Debenture
is hereby confirmed and accepted
as of the date first above written.

[NAME OF HOLDER]

By: Mudrick Capital Management, LP,
its Investment Manager

By: ____________________
Glenn Springer
Chief Financial Officer

ANNEX A

REMARK HOLDINGS, INC.

NOTICE OF CONVERSION

(To Be Executed by the Registered Holder in Order to Convert this Debenture)

The undersigned hereby irrevocably elects to convert $ ________________ of the Principal Amount of the above Debenture into Shares of Common Stock of Remark Holdings, Inc.., a Delaware corporation (the “Issuer”), according to the conditions hereof, as of the date written below. After giving effect to the conversion requested hereby, the outstanding Principal Amount of such debenture is $____________________, absent manifest error.

Pursuant to this Debenture, certificates representing Common Stock upon conversion must be delivered (including delivery by DWAC or DRS) to the undersigned within two (2) business days from the date of delivery of the Notice of Conversion to the Transfer Agent.

Conversion Date

Applicable Conversion Price

Signature

Print Name

Address

____________________________________________________________________________